Exhibit 99.1

Media Relations: Jeanmarie McFadden 212-761-2433	Investor Relations: Suzanne Charnas 212-761-3043

Morgan Stanley Reports First Quarter 2010:
●	Net Revenues of $9.1 Billion
●	Income from Continuing Operations of $1.03 per Diluted Share
●	Includes Discrete Tax Benefit of $0.21 per Diluted Share

NEW YORK, April 21, 2010 – Morgan Stanley (NYSE: MS) today reported income of $1.8 billion, or $1.03 per diluted share, from continuing operations applicable to Morgan Stanley for the first quarter ended March 31, 2010, compared with a loss of $17 million, or $0.41 per diluted share, for the same period a year ago.  Net revenues were $9.1 billion for the current quarter, compared with $2.9 billion a year ago.  Net revenues in the prior year’s first quarter included negative revenue of $1.7 billion due to the significant improvement in Morgan Stanley’s credit spreads on certain of its long-term debt (debt-related credit spreads).1  The effect of changes in Morgan Stanley’s debt-related credit spreads in the current quarter was minimal.  Comparisons of current quarter results with the prior year were affected by the results of the Morgan Stanley Smith Barney joint venture (MSSB),2 which closed on May 31, 2009.  The results for this quarter also included a tax benefit of $382 million associated with prior year undistributed earnings of certain non-U.S. subsidiaries that were determined to be indefinitely reinvested abroad.3  The annualized return on average common equity from continuing operations was 17.1% in the current quarter, or 13.1% excluding the effect of the discrete tax benefit.

For the current quarter, net income applicable to Morgan Stanley, including discontinued operations, was $0.99 per diluted share, compared with a net loss of $0.57 per diluted share in the first quarter of 2009.  Discontinued operations included a loss of $932 million on the planned disposition of Revel Entertainment Group, LLC, a subsidiary of Morgan Stanley, and a gain of $775 million related to a legal settlement with Discover Financial Services.4

Compensation expenses of $4.4 billion increased from $2.0 billion a year ago due to the inclusion of MSSB2 and higher net revenues.  The Firm’s compensation to net revenue ratio for the current quarter was 49%, compared with 68% a year ago.  Non-compensation expenses of $2.1 billion increased from $1.5 billion a year ago due to the inclusion of MSSB2 and higher levels of business activity.

Business Highlights

●
Investment banking revenues were $887 million, compared with $811 million last year, reflecting an increase in underwriting revenues driven by higher levels of market activity.  Morgan Stanley ranked #2 in completed M&A, #4 in global announced M&A and #3 in global IPOs.5

●
Sales and trading net revenues were $4.1 billion, compared with $1.4 billion last year.  The increase reflected the effect of the improvement in Morgan Stanley’s debt-related credit spreads1 in the prior year, as well as higher results in Fixed Income.

●
Global Wealth Management delivered net revenues of $3.1 billion, with client assets of $1.6 trillion and 18,140 global representatives.  Net new assets for the quarter were $5.8 billion.  The Firm led the industry with 38 of the 100 top financial advisors in this year’s annual Barron’s survey, including 9 of the top 15.

●	Asset Management reported net revenues of $653 million, compared with $22 million a year ago.6, 7

●
Morgan Stanley and Mitsubishi UFJ Financial Group, Inc. (MUFG) entered into definitive agreements formalizing their previously announced intention to form a joint venture.  The transaction is scheduled to close in the second quarter of 2010.

James P. Gorman, President and Chief Executive Officer, said, “Our intense focus on disciplined execution across Morgan Stanley’s global franchise helped the Firm deliver improved results this quarter, though we still have a great deal of work to do.  Within Institutional Securities, the build-out of our Sales and Trading business is beginning to pay off across our fixed income and equity platforms.  Our client-focused investment banking franchise remains a clear industry leader – with a strong presence and deep ties around the globe – and we are working to continue broadening those client relationships.  We are driving forward key strategic initiatives, including the integration of the Morgan Stanley Smith Barney joint venture, where we saw the highest levels of net new assets since the fall of 2008 and historic lows in financial advisor turnover.  We also made progress in repositioning our asset management business, which delivered positive results for the quarter.  Looking ahead, I remain confident that Morgan Stanley has the right mix of businesses and talent to continue serving our clients in a first-class way and deliver strong, sustainable earnings over time.”

Summary of Business Segment Results
($ millions)
	Institutional Securities		Global Wealth Management		Asset Management
	Net	Pre-Tax	Net	Pre-Tax	Net	Pre-Tax
	Revenues	Income	Revenues	Income	Revenues	Income
1Q 2010	$5,344	$2,067	$3,105	$278	$653	$173
4Q 2009	$3,239	$467	$3,139	$231	$510	($55)
1Q 2009	$1,601	($464)	$1,299	$119	$22	($283)

INSTITUTIONAL SECURITIES

Institutional Securities reported pre-tax income from continuing operations of $2.1 billion, compared with a pre-tax loss from continuing operations of $464 million in the first quarter of last year.  Net revenues were $5.3 billion, compared with $1.6 billion a year ago.1  The quarter’s pre-tax margin was 39%.8

●	Advisory revenues of $327 million declined 20% from a year ago and reflected lower levels of market activity for large transactions.

●
Underwriting revenues of $560 million increased 40% from last year’s first quarter on higher levels of market activity.  Equity underwriting revenues increased 70% from the prior year to $264 million.  Fixed income underwriting revenues increased 21% to $296 million from last year’s first quarter.

●
Fixed income sales and trading net revenues were $2.7 billion.  Results for the current quarter reflect solid performance in interest rate, credit & currency products (IRCC).  In IRCC, net revenues reflected strong results in credit products particularly in investment grade and distressed debt trading and securitized products.  Commodities net revenues reflected reduced levels of client activity.

●
Equity sales and trading net revenues were $1.4 billion for the quarter.  Results in the cash and derivatives businesses reflected declining levels of market liquidity and volatility during the quarter.  Prime brokerage results increased on higher average client balances.

●	Investment gains were $174 million, compared with losses of $790 million in the first quarter of last year. The prior year losses primarily related to principal investments in real estate.

●
Compensation expenses of $2.2 billion increased from $1.0 billion a year ago and primarily reflected higher net revenues.  The compensation to net revenue ratio for the current quarter was 41%, compared with 65% a year ago.  Non-compensation expenses of $1.1 billion increased 8% from a year ago, resulting from higher levels of business activity.

●
Morgan Stanley’s average aggregate trading and non-trading VaR measured at the 95% confidence level was $169 million, compared with $187 million in the fourth quarter of 2009.  Average trading VaR was $143 million compared with $132 million in the fourth quarter of 2009.9  At quarter-end, Morgan Stanley’s trading VaR was $143 million, compared with $135 million in the prior quarter, and the aggregate trading and non-trading VaR was $167 million, compared with $187 million in the prior quarter.

GLOBAL WEALTH MANAGEMENT

Global Wealth Management Group reported pre-tax income from continuing operations of $278 million, compared with $119 million in the first quarter of last year.  Comparisons of current quarter results to prior periods were affected by the results of MSSB,2 which closed on May 31, 2009.  Income after the non-controlling interest allocation to Citigroup Inc. and before taxes was $163 million.10  The quarter’s pre-tax margin was 9%.8

●	Net revenues were $3.1 billion, compared with $1.3 billion a year ago. The increase primarily reflected incremental net revenues following the closing of the MSSB transaction.2, 10

●
Compensation expenses of $2.0 billion increased from $844 million a year ago due to the inclusion of MSSB.2, 10  The compensation to net revenue ratio for the current quarter was 64%, compared with 65% a year ago.  Non-compensation expenses of $855 million increased from $336 million a year ago due to the inclusion of MSSB.2, 10  The results for this quarter included compensation and non-compensation costs of approximately $40 million and $60 million, respectively, related to the MSSB integration.2, 10

●
Total client assets were $1.6 trillion at quarter-end.  Client assets in fee-based accounts were $413 billion and represented 26% of total client assets.  Net new assets for the quarter were $5.8 billion.

●	The 18,140 global representatives at quarter-end achieved average annualized revenue per global representative of $685,000 and total client assets per global representative of $88 million.

ASSET MANAGEMENT

Asset Management reported pre-tax income from continuing operations of $173 million, compared with a pre-tax loss from continuing operations of $283 million in last year’s first quarter.  Merchant Banking results for the current quarter included principal investment gains of $122 million in certain real estate funds included in Morgan Stanley’s consolidated results.6, 7  Income after the non-controlling interest allocation and before taxes was $57 million.  The quarter’s pre-tax margin was 26%.8  Excluding the principal investment gains noted above, the pre-tax margin was 11%.6, 11

●	Net revenues were $653 million, compared with $22 million a year ago.

●
Net revenues in the Core business12 of $414 million increased 47% from last year’s first quarter.  The increase in net revenues was primarily driven by principal investment gains compared with losses a year ago, and higher management and administrative fees, primarily resulting from higher assets under management.  Results for the quarter also included gains related to Morgan Stanley’s minority equity investments in certain companies.13

●
Net revenues in the Merchant Banking business were $239 million, compared with negative $259 million in last year’s first quarter.  The increase in net revenues primarily reflected the principal investment gains noted above, compared with losses in the prior year.  In addition, net revenues reflected principal investment gains in the private equity business compared with losses in the prior year.

●
Compensation expenses were $275 million, compared with $93 million a year ago.  The increase primarily reflected principal investment losses, related to prior year deferred compensation awards, in employee deferred compensation and co-investment plans a year ago, compared with gains in the current quarter.  The compensation to net revenue ratio for the current quarter was 42%.  Non-compensation expenses of $205 million decreased 3% from a year ago.

●
Assets under management or supervision at March 31, 2010 were $262 billion, compared with $250 billion a year ago.  The increase reflected market appreciation partly offset by net customer outflows primarily in Morgan Stanley’s money market funds.

CAPITAL AND BALANCE SHEET

Total capital as of March 31, 2010 was $212.1 billion, including common equity of $38.7 billion, preferred equity and junior subordinated debt issued to capital trusts.  Morgan Stanley’s Tier 1 capital ratio, under Basel I, was approximately 15.0% and Tier 1 common ratio was approximately 8.2%.14

As of March 31, 2010, Morgan Stanley has not repurchased any shares of its common stock as part of its capital management share repurchase program.  Book value per common share was $27.65, based on 1.4 billion shares outstanding.

Total assets were $820 billion as of March 31, 2010, up 31% from a year ago.

OTHER MATTERS

The effective tax rate from continuing operations for the current quarter was 17.3%.  As noted previously, the results for the quarter included a tax benefit of $382 million related to the reversal of the U.S. deferred tax liabilities.  Excluding this benefit, the quarter’s annual effective tax rate would have been 32.5%.

Morgan Stanley announced that its Board of Directors declared a $0.05 quarterly dividend per common share. The dividend is payable on May 14, 2010 to common shareholders of record on April 30, 2010.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,300 offices in 42 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see "Forward-Looking Statements" immediately preceding Part I, Item 1, "Competition" and "Supervision and Regulation" in Part I, Item 1, "Risk Factors" in Part I, Item 1A, "Legal Proceedings" in Part I, Item 3, "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 and "Quantitative and Qualitative Disclosures about Market Risk" in Part II, Item 7A of the Company's Annual Report on Form 10-K for the year ended December 31, 2009 and other items throughout the Form 10-K and the Company’s Current Reports on Form 8-K.

1 As a result of the improvement in Morgan Stanley’s debt-related credit spreads, sales and trading net revenue for the quarter ended March 31, 2009 included negative revenue of $1.7 billion (fixed income: $1.0 billion; equity: $0.5 billion; other: $0.2 billion).

2 MSSB results included revenues and expenses (compensation and non-compensation), related to legacy Smith Barney operations, that were incremental to the Firm’s financial results subsequent to deal closing on May 31, 2009.

3 During the first quarter of 2010, as part of a periodic review of the operations and liquidity, funding and capital requirements of our non-U.S. subsidiaries, coupled with certain strategic initiatives, it was determined that the undistributed earnings of certain non-U.S. subsidiaries, for which U.S. federal income taxes had been previously provided, would be indefinitely reinvested in those subsidiaries abroad.  This determination resulted in the reversal of deferred tax liabilities and the recognition of the noted tax benefit.

4 In addition to the activities noted, discontinued operations also included substantially all of the results of the retail asset management business, including Van Kampen Investments, Inc.

5 Source: Thomson Reuters – for the period of January 1, 2010 to March 31, 2010 as of April 5, 2010.

6 Results for the current quarter included principal investment gains of $122 million and pre-tax income of $116 million related to certain real estate funds included in Morgan Stanley’s consolidated results.

7 The limited partnership interests in certain real estate funds consolidated by Morgan Stanley are reported in net income / (loss) applicable to non-controlling interests on page 10 of Morgan Stanley’s Financial Supplement accompanying this release.

8 The pre-tax margin is a non-GAAP measure.

9 Trading and non-trading VaR for the current quarter reflected the reclassification of counterparty portfolio VaR from non-trading VaR to trading VaR.  Counterparty portfolio VaR reflected adjustments, net of hedges, related to counterparty credit risk and other market risks.  Aggregate trading and non-trading VaR was not affected by this change.  Trading and non-trading VaR for prior quarters have not been restated.  On a restated basis, however, average trading VaR for the fourth quarter of 2009 would have been $152 million.

10 Morgan Stanley owns 51% of MSSB, which is consolidated.  The results related to the 49% interest retained by Citigroup Inc. are reported in the net income / (loss) applicable to non-controlling interests on page 8 of Morgan Stanley’s Financial Supplement accompanying this release.

11 The pre-tax margin is calculated on a pro-forma basis and is a non-GAAP measure.

12 The Core business includes traditional, hedge funds and fund of funds asset management.

13 Gains related to Morgan Stanley’s minority equity investments in certain companies are reported in other revenues.

14 Effective March 31, 2009, Morgan Stanley calculated its Tier 1 capital ratio and Tier 1 common ratio in accordance with the capital adequacy standards for bank holding companies adopted by the Federal Reserve Board.  These standards are based upon a framework described in the International Convergence of Capital Measurement, dated July 1988, as amended, also referred to as “Basel I.”  These computations are preliminary estimates as of April 21, 2010 (the date of this release) and could be subject to revision in Morgan Stanley’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:
	Mar 31, 2010	Mar 31, 2009	Dec 31, 2009	Mar 31, 2009	Dec 31, 2009
Net revenues
Institutional Securities	$5,344	$1,601	$3,239	*	65%
Global Wealth Management Group	3,105	1,299	3,139	139%	(1%)
Asset Management	653	22	510	*	28%
Intersegment Eliminations	(24)	(25)	(44)	4%	45%
Consolidated net revenues	$9,078	$2,897	$6,844	*	33%

Income / (loss) from continuing operations before tax
Institutional Securities	$2,067	$(464)	$467	*	*
Global Wealth Management Group	278	119	231	134%	20%
Asset Management	173	(283)	(55)	161%	*
Intersegment Eliminations	(2)	(2)	(2)	--	--
Consolidated income / (loss) from continuing operations before tax	$2,516	$(630)	$641	*	*

Income / (loss) applicable to Morgan Stanley
Institutional Securities	$1,733	$161	$390	*	*
Global Wealth Management Group	99	73	29	36%	*
Asset Management	14	(250)	0	106%	*
Intersegment Eliminations	(1)	(1)	(3)	--	67%
Consolidated income / (loss) applicable to Morgan Stanley	$1,845	$(17)	$416	*	*
Earnings / (loss) applicable to Morgan Stanley common shareholders	$1,411	$(578)	$376	*	*

Earnings per basic share:
Income from continuing operations	$1.12	$(0.41)	$0.14	*	*
Discontinued operations	$(0.05)	$(0.16)	$0.15	69%	(133%)
Earnings per basic share	$1.07	$(0.57)	$0.29	*	*

Earnings per diluted share:
Income from continuing operations	$1.03	$(0.41)	$0.14	*	*
Discontinued operations	$(0.04)	$(0.16)	$0.15	75%	(127%)
Earnings per diluted share	$0.99	$(0.57)	$0.29	*	*

Notes:	-	Results include the Morgan Stanley Smith Barney joint venture (MSSB) effective from May 31, 2009.
	-	Results for the quarters ended Dec 31, 2009 and Mar 31, 2009 include negative revenue of $(0.7) billion and $(1.5) billion, respectively, related to the movement in Morgan Stanley's credit spreads on certain long-term debt.
	-	Income / (loss) applicable to Morgan Stanley represents consolidated income / (loss) from continuing operations applicable to Morgan Stanley before gain / (loss)
from discontinued operations.
	-	For the quarter ended March 31, 2010, discontinued operations included a loss of $932 million (reported in Institutional Securities) on the disposition of Revel
Entertainment Group, LLC, a subsidiary of the Firm, and a gain of $775 million (not reported in a business segment) related to a legal settlement with Discover
Financial Services and approximately $95 million (reported in Asset Management) related to the results of the retail asset management business, including Van Kampen.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:
	Mar 31, 2010	Mar 31, 2009	Dec 31, 2009	Mar 31, 2009	Dec 31, 2009
Revenues:
Investment banking	$1,060	$873	$1,673	21%	(37%)
Principal transactions:
Trading	3,751	1,355	1,164	177%	*
Investments	369	(1,150)	146	132%	153%
Commissions	1,261	770	1,247	64%	1%
Asset management, distribution and admin. fees	1,963	866	1,974	127%	(1%)
Other	293	247	74	19%	*
Total non-interest revenues	8,697	2,961	6,278	194%	39%

Interest income	1,748	2,245	1,760	(22%)	(1%)
Interest expense	1,367	2,309	1,194	(41%)	14%
Net interest	381	(64)	566	*	(33%)
Net revenues	9,078	2,897	6,844	*	33%
Non-interest expenses:
Compensation and benefits	4,418	1,978	3,756	123%	18%

Non-compensation expenses:
Occupancy and equipment	392	337	418	16%	(6%)
Brokerage, clearing and exchange fees	348	248	390	40%	(11%)
Information processing and communications	395	282	421	40%	(6%)
Marketing and business development	134	110	154	22%	(13%)
Professional services	395	303	532	30%	(26%)
Other	480	269	532	78%	(10%)
Total non-compensation expenses	2,144	1,549	2,447	38%	(12%)

Total non-interest expenses	6,562	3,527	6,203	86%	6%

Income / (loss) from continuing operations before taxes	2,516	(630)	641	*	*
Income tax provision / (benefit) from continuing operations	436	(595)	72	173%	*
Income / (loss) from continuing operations	2,080	(35)	569	*	*
Gain / (loss) from discontinued operations after tax	(69)	(155)	201	55%	(134%)
Net income / (loss)	$2,011	$(190)	$770	*	161%
Net income / (loss) applicable to non-controlling interests	235	(13)	153	*	54%
Net income / (loss) applicable to Morgan Stanley	1,776	(177)	617	*	188%
Earnings / (loss) applicable to Morgan Stanley common shareholders	$1,411	$(578)	$376	*	*

Amounts applicable to Morgan Stanley:
Income / (loss) from continuing operations	1,845	(17)	416	*	*
Gain / (loss) from discontinued operations after tax	(69)	(160)	201	57%	(134%)
Net income / (loss) applicable to Morgan Stanley	$1,776	$(177)	$617	*	188%

Pre-tax profit margin	28%	*	9%
Compensation and benefits as a % of net revenues	49%	68%	55%
Non-compensation expenses as a % of net revenues	24%	54%	36%

Effective tax rate from continuing operations	17.3%	94.4%	11.2%

Notes:	-	Results include MSSB effective from May 31, 2009.
	-	The quarter ended March 31, 2010 included a discrete tax benefit of $382 million associated with prior year undistributed earnings of certain non-U.S.
subsidiaries that were determined to be indefinitely reinvested abroad. Excluding this benefit, the effective tax rate for the quarter would have been 32.5%.
	-	Effective January 1, 2009, the Firm adopted the accounting guidance on non-controlling interests per FASB Accounting Standards Codification ("ASC")
810 Consolidation which requires retrospective application. The quarters ended Mar 31, 2010 and Dec 31, 2009 include the impact of MSSB, which is 51%
owned by the Firm and 49% owned by Citigroup Inc. (reported in Global Wealth Management Group). The quarter ended March 31, 2010 also includes the limited partnerships' share of investment gains related to certain real estate funds included in the Firm's consolidated results (reported in Asset Management).